Exhibit 6.24

FORM OF LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into as of this ___ day of [ ], 2017, by and between I|M1, LLC, a California limited liability company (“Licensor”), and [ ]., a [ ] (“Licensee”).

RECITALS

A. Licensor has the right and authority to license certain trademarks and rights to the name, likeness, and visual representation of “I’M1” and other marks and has developed and used intellectual property (collectively, the “I’M1 IP”) and is engaged in the licensing of the property identified in the attached Exhibit A, as well as multiple names, likeness, and visual representations being known and recognized by the public and associated in the public mind with Licensor (hereinafter, with the I’M1 IP, collectively referred to as the “Licensed Marks”, the “Licensed Property” or the “Brand”).

B. Licensor is the owner, by assignment, of the name, nick name, image, likeness, initials, mark, appearance, signature (including reproduced signature), autograph, endorsement, voice, and biographical material (including history, video and motion picture film portrayals, and still photography), Internet domain names and online social media user/screen names of the Licensed Marks.

C. Ms. Kathy Ireland, an internationally famous person and designer with a highly favorable public image and strong, favorable identity for branding; and a strong portfolio of multiple brands and ambassadors, also with a highly favorable public image and strong brand identities serves as Chief Brand Advisor of Licensor.

D. Licensee is an importer, manufacturer, distributor and/or seller of products and desires to use the Licensed Marks in the Channels of Distribution as contemplated in Exhibit B.

AGREEMENT

In consideration of the mutual promises herein contained, it is hereby agreed:

1. DEFINITIONS

1.1 The term “Allowance” mean any reductions in the wholesale sales price of any Licensed Product approved in advance, in writing, by Licensor off-invoice amounts or accruals.

1.2 The term "Brand" shall mean only the Licensed Products offered under the Licensed Marks set forth in Exhibit A.

1.3 The term “Channels of Distribution” shall mean only those channels, which are listed and mutually agreed on Exhibit B attached hereto and incorporated by reference herein. Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.4 The term “Code of Conduct” shall refer to the Licensor’s Human Rights – Code of Conduct, incorporated by this reference as set forth in Exhibit C, with respect to which Licensee agrees to fully comply in such form attached and as it may be amended or updated by the Licensor from time to time upon written notice to Licensee of such changes.

1.5 The term “Effective Date” shall mean the date this Agreement is executed by Licensor as set forth above.

1.6 The term “Gross Sales” shall mean the gross amount billed (exclusive of any sales, use or value added tax (VAT)). No other costs incurred in the manufacturing, selling, advertising, and/or distribution of the Licensed Products shall be deducted.

1.7 The term “Initial Term” shall have the meaning set forth in Section 4.

1.8 The term “Licensed Marks” shall mean the Brand and Licensed Products set forth in Exhibit B, including, without limitation, their likeness, visual representation and/or each of the individual components thereof, and those trademarks, service marks, logos, designs, and/or any other symbols/devices, which are set forth in Exhibit A attached hereto and incorporated by reference herein.

1.9 The term “Licensed Products” shall mean only those items, which are listed in Exhibit B attached hereto. Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.10 The Term “Licensing Fee” shall have that meaning set out in Section 5.1 below.

1.11 The term “Manufacturing Territory” shall mean the United States.

1.12 The Term “Millennium Development Goals” shall refer to the Millennium Development Goals, incorporated by this reference as set forth in Exhibit F, with respect to which Licensee agrees to fully adopt, as well as meaningfully contribute to, one or more of such goals either economically or through other Licensee resources.

1.13 The term “Minimum Guaranteed Royalties” shall have the meaning set forth in Section 5.5.

1.14 The term “Parties” (or “Party”) shall mean the parties entering into this Agreement.

1.15 The term “Returns” shall mean any Licensed Product, which Licensee accepts back from any customer after purchase and delivery thereof and for which Licensee refunds the actual purchase price, or issues a credit memo.

1.16 The term “Royalty” or “Royalties” shall have that meaning set out in Section 5.2 below.

1.17 The term “Term” shall mean the Initial Term plus any extensions, renewals of this Agreement or modifications thereof.

1.18 The term “Termination Date” shall mean the date, whichever is earliest, that (i) this Agreement (subject to any renewals or extensions) expires by its own terms; (ii) is thirty (30) days after receipt of notice of termination under Section 21; or (iii) any other event occurs which terminates this Agreement where no notice is required.

1.19 The term “Territory” shall mean United States of America.

1.20 The term “Trade Discounts” shall mean any reductions or charge backs in the wholesale sales price of any Licensed Product, and granted by Licensee in writing to any customer prior to delivery.

2. GRANT OF LICENSE

2.1 Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the non-transferable right, license, and privilege, of using the Licensed Marks solely for the sale, marketing and distribution of the Licensed Products through the Channels of Distribution in the Territory during the Term (with the exceptions as stated on Exhibit B), and the non-exclusive, non-transferable right, license, and privilege of using the Licensed Marks solely upon and in connection with the manufacture of Licensed Products in the Manufacturing Territory.

2.2 All proposed Channels of Distribution and distribution outlets in Exhibit B shall be deemed approved and any others shall be submitted in advance to Licensor and shall be subject to Licensor’s prior written approval.

2.3 Licensee shall not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement. In the event Licensor approves a sub-license to a third party, the Parties shall mutually agree upon the terms and conditions of said sub-license, including without limitation the royalty rate, in a separate writing signed by the Parties.

2.4 Licensee will not be permitted to enter into any other branded relationship that competes with Licensor’s Brand program under this Agreement without the express prior written approval of Licensor.

3. BRAND DEVELOPMENT

3.1 Licensee will begin shipping of Licensed Products no later than ____________, 20__.

3.2 Licensee agrees that all names of Licensed Products are proprietary to Licensor. More specifically, Licensor shall own all intellectual property rights in the Licensed Products and related materials and in all sketches, artwork and/or designs for the Licensed Products and the related materials, at no cost to Licensor, and to the extent Licensee has any rights in such intellectual property, Licensee agrees to assign and does hereby assign to Licensor (or any person or entity designated by Licensor) all its right, title and interest in and to such products and materials.

3.3 Licensee agrees to become a member and utilize (a) Send Out Cards, a customer contact communication service, (b) Salesforce.com, (c) Dependable Solutions, a product approval and royalty reports services, (d) ireland pay, a merchant agreement service, and (e) any similar web platform as may be utilized by Licensor from time to time as a means of conducting Brand business and coordinating with Licensor and other licensees.

4. TERM

The initial term (“Initial Term”) of the license hereby granted shall commence on the Effective Date and shall be effective through the fifth anniversary of the Effective Date, unless terminated sooner in accordance with the provisions hereof.

5. LICENSING, ROYALTY AND OTHER FEES

5.1 Licensing Fee. The licensing fee (“Licensing Fee”) shall be payable as follows, (a) upon execution hereof, Licensee shall pay Licensor an amount equal to [ ], and (b) on [ ], Licensee shall pay Licensor [ ].

5.2 Royalty. Commencing on the Effective Date, in consideration of the grant hereunder, Licensee shall pay Licensor royalties in U.S. dollars at a rate of five percent (5%) of 100% the Gross Sales for all Licensed Products sold under the Licensed Marks (the “Royalty”). Within fifteen (15) days after the end of each month, Licensee shall furnish to Licensor a complete sales and royalty report certified to be accurate by the Chief Financial Officer of Licensee or by some other authorized designee of Licensee showing the number, description, and Gross Sales Price of the Licensed Products distributed and/or sold by Licensee during the preceding month, as well as the number of Licensed Products in inventory at the beginning and end of the month along with payment of the royalties due which shall be sent by wire transfer to the following account:

Licensor: I|M1, LLC 4521 Sharon Road, Ste 450 Charlotte, NC 28211 Domestic Wire: ABA Bank Routing #121000248 Account Name: IM1, LLC Account No.: 5842344409

5.3 Royalty Report. For this purpose, Licensee shall use the approved report form attached hereto as Exhibit D and incorporated by reference herein. Such report shall be furnished to Licensor whether or not any of the Licensed Products have been sold during the preceding month. Licensee shall tender both hard copy sales and royalty report and sales in royalty report in Excel spreadsheet format to Licensor. Sales and Royalty will be furnished separately for each brand listed in Exhibit A in Excel spreadsheet format to the Licensor and sent to the addresses set forth in Section 21. The receipt or acceptance by Licensor of any of the reports furnished by Licensee pursuant to this Agreement or of any royalties paid by Licensee hereunder (or the cashing of any royalty checks paid by Licensee hereunder) shall not preclude Licensor from questioning the accuracy thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such reports or payments, any inconsistency, mistake, or inaccuracy shall immediately be rectified, and any appropriate payment due and owing shall immediately be paid by Licensee to Licensor.

5.4 Late Payment. Any amount (i.e., Royalties, Minimum Guaranteed Royalties, marketing fees, brand participation fee, etc.) not paid to Licensor when due under this Agreement shall bear a late payment charge on the unpaid balance at the rate of 1.5% per month, compounded, or the maximum amount permitted by law, whichever is less.

5.5 Minimum Guaranteed Royalties. Licensee shall pay Licensor the following minimum guaranteed royalties (“Minimum Guaranteed Royalties”) on the schedule set out below (for purposes hereof, a Contract Year shall be based on the annual anniversary of the first day of the month immediately preceding the Effective Date):

Contract Year Number	Monthly Minimum Guaranteed Royalty Payment	Payment Due Date
Contract Year 1	$______________	on the 15th day of each month
Contract Year 2	$______________	on the 15th day of each month
Contract Year 3	$______________	on the 15th day of each month
Contract Year 4	$______________	on the 15th day of each month
Contract Year 5	$______________	on the 15th day of each month

5.6 Minimum Guaranteed Royalties: Application and Credit Carryover. Minimum Guaranteed Royalty payments shall be only credited towards Royalties in the Contract Year for which they apply (i.e., Licensee receives credit towards Royalties for the Minimum Guaranteed Royalty payment made in that Contract Year). Credits for Minimum Guaranteed Royalty payments do not carry over into other Contract Years. The Parties understand and agree that each payment, whether it is a Royalty or the Minimum Guaranteed Royalty amounts as set forth above, is a separate and independent obligation.

5.7 Brand Participation Fee. In addition to the payments above, Licensee shall pay Licensor the following brand participation fee:

Year 1: [$ ] due on execution of this Agreement.

Year 2: [$ ] due on first anniversary of contract Effective Date.

Year 3: [$ ] due on the second anniversary of contract Effective Date.

Year 4: [$ ] due on the third anniversary of contract Effective Date.

Year 5: [$ ] due on the fourth anniversary of contract Effective Date.

6. ACCOUNTING

6.1 Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the right after giving reasonable notice at all reasonable hours of the day to an examination of said books of account and records relating to Licensee’s performance under the Agreement, and of all other documents and materials in the possession or under the control of Licensee or any of its affiliated, associated, or subsidiary companies or agents, with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. Upon request of Licensor, Licensee shall furnish to Licensor a detailed statement by an independent certified public accountant showing the number, description, and Gross Sales of the Licensed Products covered by this Agreement distributed and/or sold by Licensee to the date of Licensor’s demand. All books of account and records shall be kept available for no less than Seven (7) years, or, as long as required by the Internal Revenue Service, if longer than 7 years.

6.2 Each calendar year in which this Agreement is in effect, and after expiration or termination of this Agreement, Licensor shall be entitled to an independent audit of and be given access to Licensee’s account books, records, invoices and other pertinent data by a certified public accountant or qualified auditor designated by Licensor. The audit shall be conducted to determine Licensee’s sales of Licensed Products, as well as all Returns and trade discounts, and shall be conducted during normal business hours at Licensee’s business office or location of such files and records. The cost of the audit shall be borne by Licensor unless the audit reveals that Licensee understated sales and or royalties of Licensed Products by more than two percent (2%), in which case Licensee shall be required to pay all Licensor’s costs of the audit.

6.3 Licensor’s exercise in whole or in part of its inspection rights under Section 6.2 or otherwise, Licensor’s acceptance of any statement or statements from, or the receipt of acceptance by Licensor of any payment tendered by or on behalf of Licensee, shall be without prejudice to Licensor’s rights or remedies permitted by this Agreement or as a matter of law or equity, and shall not preclude or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

7. QUALITY ASSURANCE

7.1 The quality of the Licensed Products shall be consistent with or exceed the average of similar products manufactured, distributed, and/or sold by Licensee, shall serve to enhance Brand recognition of the Licensed Products to the mutual benefit of the Parties, and shall be suitable for the use for which they are intended.

7.2 All Licensed Products developed, manufactured and sold hereunder, and all labels, hang tags, packaging, catalogs, brochures, publications, printed matter, advertising, signs, promotional displays, websites, webpages, video and sound recordings, online social media pages (hereinafter the "Promotional Materials") and other forms of publicity material for the Licensed Products, shall be subject to Licensor’s written approval in advance of use, distribution, marketing or sale.

7.3 All materials submitted for approval to Licensor in a language other than English will be accompanied by a complete and accurate English translation.

7.4 If any retail customer of Licensee notifies Licensee or claims to Licensee that there is a significant quality issue with any Licensed Products sold to it by Licensee, Licensee shall notify Licensor in writing of any such alleged quality issues within five (5) business days of being notified by the retailer customer involved.

7.5 Licensor shall notify Licensee of consumer quality issues received by Licensor on Licensor’s website. Licensee shall reply to applicable consumers within forty-eight (48) hours of its receipt of the issues from Licensor’s website.

7.6 Licensor will have the right to purchase products from the Licensee at best available pricing, for personal use, Social Media Contests, giveaways, and other promotional uses. Products purchased hereunder shall not be for commercial resale.

8. DISPLAY OF MERCHANDISE

8.1 If Licensee has a showroom, Licensee agrees to maintain space in its showroom located in various high traffic locations and dedicated to display of the Licensed Products under the Brand. Licensee further agrees that the Licensed Products shall be displayed at Licensee’s showroom in the most favorable manner possible to enhance the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties. The display of the Licensed Products shall be subject to the written approval of Licensor prior to any display thereof.

8.2 Licensee may display and offer the Licensed Products on its own company or business web page/site in a manner, which makes the Licensed Products distinctive and enhances the recognition of the Brand and the Licensed Products to the mutual benefit of the Parties. Products other than Licensed Products bearing the Licensed Marks may be displayed on the web page/site only with the written approval of Licensor. Licensee shall provide a link from its web page/site to Licensor’s web page/site. Licensor shall approve any display of the Licensed Products bearing the Licensed Marks on Licensee’s web page/site in writing prior to any display or use thereof. Licensee shall establish its web page/site within forty-five (45) days of the Effective Date of this Agreement and shall update its web page/site on a monthly basis. Licensee shall also provide institutional signage in all warehouse locations.

9. LABELING

9.1 Licensee agrees that it will cause to appear on or within each Licensed Product manufactured, sold, and/or distributed under this Agreement and on or within all advertising, marketing, promotional, or display material bearing the Licensed Marks, the appropriate trademark and copyright notices, markings, and/or designations, and/or any other notice requested by Licensor. In the event any Licensed Product is distributed and/or sold in a carton, container, packing and/or wrapping material bearing the Licensed Marks, such notices shall also appear upon the said carton, container, packing, and/or wrapping material.

9.2 The Parties further agree that should any of the Licensed Products be manufactured, distributed, or sold without the appropriate or requested trademark and copyright notices, markings, and/or designations, in addition to any other rights it may have, Licensor may demand the removal of the offending product from distribution and sale, and may remove that product from the list of Licensed Products and may also terminate this Agreement.

10. PROMOTIONAL MATERIAL

Licensee will run full-page advertising in trade publications to ensure retail recognition for the Brand in the appropriate marketplace. Licensee will use its best efforts to convey to the market that it is a licensee of the Brand, including but not limited to placing signage depicting the Brand prominently at Licensee's corporate offices and showrooms, and on Licensee's corporate stationery, point of sale, marketing and other materials. No advertising, marketing, promotional, and display materials, or other artwork shall be used without prior written approval by Licensor. The Parties further agree that all artwork and designs involving the Licensed Marks shall be produced under appropriate “work for hire” provisions, or are hereby assigned to and shall remain the property of Licensor, notwithstanding their creation by Licensee or others. Licensee shall ensure that, prior to its utilizing any non-employees to create advertising, marketing, promotional, and display materials or other artwork, advertising copy, and/or other copyrightable materials related to the Licensed Marks, such persons or entities shall have executed the necessary valid agreements to convey the ownership and copyrights to these items to Licensor.

11. CONSULTATION

11.1  Licensor and Licensee agree to have meaningful consultation with each other regularly throughout the Term of this Agreement and any renewal or extension thereof.

11.2 Ms. Kathy Ireland is the Chief Brand Advisor of the Brand and Thomas Meharey is the Co-Founder of the Brand. In addition to the services provided by the Brand Advisor and Co-Founder, Licensor hereby designates Stephen Roseberry, Jason Winters, Jon Carrasco and Rocco Ingemi to serve as liaisons with Licensee. Licensor may designate additional members of the Licensor’s team to serve as its liaison with Licensee. Licensor reserves the right to change, modify, supplement, and/or alter this designation in any way and at any time in its sole and unfettered discretion.

12. PROFESSIONAL CALENDAR

Licensee agrees to provide Licensor with a full and complete, professional calendar of all trade shows, meets, sales calls, including but not limited to, acceptances and rejections of the products, in order to allow the Parties the finest mutual cooperation for sale of merchandise and public relations, including, but not limited to any social media strategy.

13. RECORDING AND FILMING – EE1

13.1 Except as provided herein, under no circumstance shall any recording be made by Licensee or anyone acting on behalf of Licensee in any manner whatsoever, whether on video or audio tape, film, celluloid, and/or by any other means possible, of Mr. Meharey in connection with any appearance provided under this Agreement, including without limitation all personal appearances and photo sessions, without the express prior written approval of Licensor. The creation of any content to be exploited in any media, now or hereafter existing, pursuant to this Agreement shall be exclusively provided by Encore Endeavor 1 LLC, a California limited liability basis, on a “work for hire” basis with Licensor as the sole owner of the results and proceeds of such services.

13.2 Ms. Kathy Ireland and Tommy Meharey are union members of Guild/Union Requirements (SAG-AFTRA) and Licensee will make payments accordingly for any audio or visual recordings.

14. LICENSOR’S RIGHTS

14.1 Nothing in this Agreement shall be construed to prevent Licensor from granting any other license for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever.

14.2 Licensee agrees that rights not specifically granted to Licensee are reserved by Licensor and may be freely exploited by Licensor without limitation.

15. PROTECTION OF LICENSOR’S RIGHTS

15.1 Licensee agrees that during the term of this Agreement, or thereafter, it will not register or attempt to register any of the Licensed Marks, nor will Licensee form or incorporate any entity under a name that includes the Licensed Marks. Licensee will not attack the title or any rights of Licensor in and to the Licensed Marks or the Licensed Products or attack the validity of this Agreement.

15.2 Licensee further agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks.

15.3 Licensee also agrees to assist Licensor to the extent necessary in the procurement of any protection or to protect any of Licensor’s rights to the Licensed Marks.

15.4 Licensee acknowledges that Licensor has sole and exclusive ownership of all right, title, and interest in and to the Licensed Marks and any registrations that have been issued or may be issued thereon.

15.5 Nothing contained in this Agreement shall give Licensee any right, title or interest in or to the Licensed Marks except for the rights expressly licensed by this Agreement, and subject to its terms and conditions.

15.6 Adaptations and modifications of Licensed Marks prepared under this Agreement shall be included as part of the Licensed Marks, including, without limitation, Licensor’s ownership thereof.

15.7 All registrations for intellectual property, Internet domain names and social media user/screen names in the Licensed Marks are to be applied for and obtained exclusively in Licensor’s name. Licensee shall not file or register any intellectual property applications or seek any Internet domain name and/or social media user/screen name registration in the Licensed Marks, Licensed Products or any derivations, improvements, variations or modification thereof, without Licensor’s prior written approval.

15.8 Licensee shall notify Licensor, or its designated representative, prior to entering into any agreement with any individual, company or business, for sales outside the United States of any Licensed Product, to permit the timely filing of foreign and/or international trademark and copyright applications, or other intellectual property protection, covering the Licensed Marks, in Licensor’s sole discretion.

15.9 Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark and/or any material relating thereto for a particular Licensed Product, Licensor may register and maintain, at Licensee’s expense, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor. Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor. It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

16. WARRANTIES AND INDEMNIFICATION

16.1 Licensor hereby indemnifies Licensee and undertakes to hold it harmless against any claims or suits, demands, losses, injuries, liabilities costs, judgments, arbitration awards, license fees, settlement, damages and expenses (including reasonable attorneys’ fees and costs, whether or not any legal proceeding is commenced) (“Losses”) for trademark infringement arising solely out of the validity of the rights to the Licensed Marks and from Licensee’s use of the Licensed Marks as granted herein, provided that prompt written notice is given to Licensor within ten (10) days of any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought, and no settlement of any such claim or suit is made without the prior written consent of Licensor. Licensor’s indemnification under this Section 16.1 shall be apportioned and limited to only the portion of, and extent that, such Losses are, or are claimed to be, proximately caused by or attributable specifically to Licensee’s use of Licensed Marks in a manner permitted by this Agreement. It is further agreed that Licensor reserves the unfettered right to select counsel to defend any such claims.

16.2 Licensee shall defend, indemnify, and hold Licensor harmless against any and all actions, claims, demands, lawsuits, loss, costs, damages, judgments, liabilities, license fees, settlement or expenses incurred, claimed, obtained, or sustained, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether in law or in equity, including without limitation claims relating to or allegedly relating to the design, manufacture, sale, purchase, use, advertising, marketing, and/or distribution of any Licensed Product, whether for personal injury, product liability, intellectual property infringement, dilution, misappropriation or otherwise. Licensor reserves the right to select counsel to defend and/or bring any such claims. Notwithstanding Licensor’s right to the choice of counsel, Licensee shall solely be responsible for any and all attorneys’ fees, costs, and expenses relating to any and all such actions.

16.3 Licensor makes no representations or warranties with respect to the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product manufactured, sold, and/or distributed by Licensee and disclaims any liability arising out of the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product, and any such express or implied warranties are hereby disclaimed and Section 16.2 shall apply.

16.4 Licensee represents and warrants to Licensor that: (i) Licensee has the full power and authority to enter into this Agreement on behalf of Licensee and to perform all Licensee’s material obligations pursuant to this Agreement, and that the Licensed Products manufactured, sold, and/or distributed by Licensee under this Agreement shall be suitable for the purpose for which they are intended to be used and shall comply with all applicable Federal, State, and local laws, and industry standards, (ii) Licensee will not harm or misuse the Licensed Property or bring the Licensed Marks into disrepute, (iii) except as specifically provided in this Agreement, Licensee will not create any expenses chargeable to Licensor or Ms. Ireland without the express prior written approval of Licensor, (iv) all Licensed Products (and the content contained or used in the Licensed Products) designed, developed, marketed, distributed, published, performed or sold by Licensee pursuant to this Agreement do not, and will not, infringe any intellectual property right or any personal right of any third party, and (v) Licensee will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage the Licensed Property or Licensor’s or Ms. Ireland’s public image in society or standing in the community, or prejudice Licensor or Ms. Ireland and that it will terminate such activities promptly upon written notice, and failure to do so constitutes a material breach of this Agreement. Licensee acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations by Licensor as to marketability, fitness for a particular purpose, or other attributes of the Licensed Products, whether express or implied (in law or in fact), oral or written.

16.5 Licensee shall provide Licensor with prompt written notice of any lawsuits or threatened lawsuits, or other significant developments, investigations, claims, or final refusals in which Licensee is or may be named as a party or for which Licensee is obligated or has agreed to indemnify any party, and Licensee shall thereafter provide Licensor with periodic written updates concerning relevant developments in any such lawsuits as they arise.

16.6 For purposes of this Section 16, the term “Licensor” shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, owners, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present.

17. INSURANCE

17.1 Licensee represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Licensed Products are being manufactured, sold, and distributed, insurance for bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Licensor, which is qualified to do business in the State of California, providing protection at least in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate for Licensor and for Licensee against any actions, claims, demands, lawsuits, loss, costs, attorneys’ fees, damages, judgments, and liabilities of any nature whatsoever relating to the Licensed Products. As proof of such insurance, a fully paid certificate of insurance naming Licensor (as defined above) as Licensee shall submit an insured party to Licensor for Licensor’s prior written approval before any Licensed Product is manufactured, sold, or distributed. Any proposed change in certificates of insurance shall be submitted to Licensor for its prior written approval. Licensor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to Licensor by Licensee. The certificate(s) shall conform to the language requirements set out in Exhibit E attached hereto.

17.2 For purposes of this Section 17, the term “Licensor” shall mean Licensor and, without limitation, any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, owners, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present.

18. INSOLVENCY; CHANGE OF CONTROL

18.1 If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if it becomes dissolved, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if Licensee assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors or makes an assignment for the benefit of its creditors or any similar arrangement pursuant to any federal or state law, compulsory or voluntarily, or if a receiver or other similar officer is appointed for the whole or any part of the assets or undertakings of Licensee or its business, or if Licensee stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, or if Licensee merges or consolidates with or into any other corporation, or directly or indirectly sells or otherwise transfers, sells, or disposes of all or a substantial portion of its business or assets, or if a third party who does not own stock acquires a majority of the voting stock of Licensee, Licensor may terminate this Agreement by giving notice to Licensee of its intention to terminate and such termination shall be effective immediately. In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

18.2 In the event this Agreement is so terminated under this Section 18, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

19. TERMINATION

19.1 Except as otherwise provided herein, in the event either party breaches or fails to perform any of its material duties and obligations pursuant to the terms of this Agreement, the non-breaching party shall have the right to terminate this Agreement upon thirty (30) days’ notice in writing, and such notice of termination shall become effective unless the breaching party shall remedy the breach within the thirty (30) day period to the reasonable satisfaction of the non-breaching party. The Parties agree to make a reasonable effort to resolve any disputes or breaches prior to exercising the right of termination.

19.2 Termination of this Agreement shall be without prejudice to any rights, which Licensor may otherwise have against Licensee. Upon the termination of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales theretofore made and any other monies owed, shall become immediately due and payable, and all rights and licenses granted hereunder shall cease and revert to Licensor. Further, Licensee will withdraw or cancel any governmental filings made on its behalf that include the Licensed Marks. Licensee shall immediately cease and desist from using the Licensed Marks in any way. Unless otherwise stated in this Agreement, Licensee shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow. Licensee shall immediately return any Confidential Information of Licensor to Licensor, as well as marketing and advertising materials bearing the Licensed Marks.

19.3 Upon the natural expiration or termination of this Agreement, neither Party shall make any publicly disparaging comments regarding the other or its business, whether written, oral, or electronic. This provision shall survive the expiration or termination of this Agreement. However, nothing herein shall limit either Party’s right to arbitration or other judicial remedies as set out in this Agreement.

19.4 Licensee acknowledges that a failure (except as otherwise expressly provided herein) to cease the manufacture, sale, transmission, broadcast or distribution of the Licensed Products upon the terminations or expiation of this Agreement will result in immediate and irreparable damage to Licensor. Licensee further acknowledges that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and in the event of such failure, Licensor shall be entitled to equitable relief and such further relief as a court or agency with jurisdiction may deem just and proper.

19.5 Upon termination or expiration of this Agreement, all the rights granted hereunder to Licensee, and all rights, title and interest in and to the Licensed Marks, including but not limited to, patent, industrial design, copyright, trademark, service mark, trade dress and all improvements, additions and changes thereto, trade secret rights, and goodwill relating to the Licensed Marks, shall revert to Licensor. Licensee agrees to promptly execute all documents that may be reasonably necessary to effect the foregoing. This right and obligation shall survive the terminations or expiration of this Agreement.

20. FORCE MAJEURE

The Parties shall be released from their obligations hereunder, and this Agreement shall terminate in the event governmental regulations or other causes arising out of a state or national emergency or war or causes beyond the control of the Parties render performance impossible, and one Party so informs the other in writing of such causes and its desire to be so released. In such event, all royalties on sales and all other monies due, theretofore made shall become immediately due and payable to Licensor.

21. NOTICES

Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service (e.g., Federal Express). All such communications shall be sent to the Parties at the notice addresses listed below or to such other persons and the Parties to each other may designate notice addresses as in writing.

If to Licensor:	I|M1, LLC 4521 Sharon Road, Suite 450 Charlotte, NC 28211 Attention: Mark Elliott - CFO Email: mark@levelbrands.com
With a copy to:
Paul Porter
4521 Sharon Road, Ste. 450
Charlotte, NC 28211
Email: pporter@sstreetllc.com

And

Erik Sterling
PO Box #1410
Rancho Mirage, CA 92270
Facsimile: 310 557-1722
Attention: Erik Sterling
Email: esterling@sterlingwinters.com

If to Licensee:	____________________ ____________________ Facsimile No.: Attention:
22. NEGATION OF AGENCY

Licensee is an independent contractor with respect to Licensor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing contained in this Agreement shall give, or is intended to give, any rights of any kind to any third person(s).

23. ASSIGNABILITY

23.1 This Agreement shall inure to the benefit of Licensor, its successors, and assigns, but will be personal to Licensee, and shall be assignable by Licensee only with the prior written consent of Licensor. Licensee shall not mortgage, assign, sub-license, or otherwise encumber this Agreement without the prior written consent of Licensor. Licensor shall be entitled to assign this Agreement to any third party with notice to Licensee, including any such assignment in connection with the sale or transfer of Licensor’s business, provided, however, that Licensor shall have the option to terminate this Agreement in lieu of assignment to any successor of Licensor’s business in connection with any such sale or transfer.

23.2 In the event Licensor terminates this Agreement in connection with a sale of its business, Licensee shall have a period of six (6) months from the effective date of termination in which to sell off its inventory of Licensed Products, subject to the terms and conditions of this Agreement, including paying Royalties.

24. MODIFICATION AND WAIVER

24.1 Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing. Any terms and conditions set forth in any forms used by the Parties, which are in conflict with the terms and conditions of this Agreement, shall be void and have no effect. The Parties further agree that the Exhibits to this Agreement may be modified, amended, altered, and/or supplemented from time to time in writing signed by authorized representatives of the Parties.

24.2 It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

25. GOVERNING LAW

25.1 This Agreement shall be construed in accordance with and the laws of the State of California which shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The Parties agree that any disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way or arbitration and administered by and in accordance with the JAMS streamlined Arbitration Rules and Regulations (the ''JAMS Rules '') of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties.

25.2 Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above described arbitration procedures, if in that Parties sole judgment such provisional relief is necessary to avoid an irreparable injury or to preserve the status quo. Never the less, the arbitration procedure set forth in this Section 25 is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

26. CONFIDENTIALITY

26.1 The Parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to Licensor. Licensee agrees not to divulge any confidential and proprietary information pertaining to Licensor or this Agreement to any third party without prior written consent of Licensor. Licensee shall take all lawful measures to prevent the unauthorized use and/or disclosure of such confidential information, and to prevent unauthorized persons or entities from obtaining or using such information. Licensee further agrees to refrain from directly or indirectly taking any action, which would constitute or facilitate the unauthorized use or disclosure of such confidential information. Licensee may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable Licensee to perform its obligations under this Agreement; provided said officers, directors, employees, agents, and/or authorized representatives execute an appropriate confidentiality agreement approved by Licensor, which by its terms shall be enforceable by injunctive relief. Licensee shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants. The Parties further agree that any breach or threatened breach of this Section 26.1 would cause irreparable harm to Licensor, that a remedy at law or in damages would be inadequate, and that the provisions of this Section 26.1 may be enforced by way of injunctive relief in addition to any other rights available to Licensor in law or in equity.

26.2 For purposes of this Agreement, “confidential and proprietary information” includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and Licensor’s business, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning Licensor’s product development and intellectual property; information concerning manufacturing processes relating to the Licensed Products, or trade secrets. The foregoing confidentiality obligations shall not apply to information that: (1) was previously known to the recipient free of any obligation to keep it confidential; (2) was independently developed by recipient; or (3) is or becomes publicly available by means other than the unauthorized disclosure by recipient.

26.3 In the event any judicial or regulatory authority requests or requires disclosure of any Confidential Information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure.

27. ENTIRE AGREEMENT AND ADMISSIBILITY

This Agreement constitutes the complete understanding between the Parties and supersedes any and makes void all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement. The Parties desire that this Agreement represent a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement. No promises, agreements, or modifications to this Agreement made subsequent to the execution of this Agreement by the Parties shall be binding unless reduced to writing and signed by authorized representatives of the Parties. The Parties to this Agreement agree that this Agreement may be used as evidence in any subsequent proceeding in which any Party alleges a breach of this Agreement or seeks to enforce its terms, provisions, or obligations.

28. SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law. Should any of the provisions or terms of this Agreement be determined illegal, invalid, or unenforceable by any court of competent jurisdiction, validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

29. RECITALS AND HEADINGS

The terms of this Agreement are contractual, not a mere recital, and are the result of joint negotiations between, and joint drafting by, the Parties, and are therefore not to be construed in favor of or against either Party. All recitals are incorporated by reference into this Agreement. Caption and Section headings are used for convenience and reference only, are no part of this Agreement, and shall not be used in interpreting, construing, defining, limiting, extending, or describing the scope of this Agreement, or any provision hereof, in any way.

30. ATTORNEY FEES AND COSTS

Should any action be necessary to enforce the terms of this Agreement, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs.

31. EXECUTION OF COUNTERPARTS

This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

32. EQUITABLE RELIEF

The Parties acknowledge that the subject matter of this Agreement relates to services and rights, which are extraordinary and unique and which cannot be replaced or adequately compensated in money damages, and any breach by Licensee of this Agreement will cause irreparable injury to Licensor.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

Licensor:

I|M1, LLC

_________________________________
Name: ___________________________
Title: ____________________________

Licensee:

[ ]

_________________________________
Name: ___________________________
Title: ____________________________

EXHIBIT A
LICENSED MARK

1. Only for the Licensed Products specified in Exhibit B to this Agreement and only as shown in the following specimen(s):

●
I’M1
●
I|M1

2. Examples on Brand Partner Resource link; upon Licensee’s signature a password will be provided.

3. Licensed Products to include styles with each of the following supporting categories will be provided by Licensor upon further discussion with Licensee.

Licensor may designate other supporting brands or categories, in writing from time to time.

EXHIBIT B
LICENSED PRODUCTS AND CHANNELS OF DISTRIBUTION

●
The following list sets forth the Licensed Products:

[ ]
●
Licensee may only use those channels of distribution approved, in advance, by Licensor. Any mass market and low tier department stores (i.e., Wal-Mart, K-Mart, Target, and Sears), as well as club stores (i.e. Sam’s), are specifically excluded from the approved Channels of Distribution under this Agreement.
●
Licensor shall have prior approval rights relating to any internet retailers not belonging to retailers in the approved Channels of Distribution set forth above, which will be reviewed on an individual basis by Licensor.

EXHIBIT C
CODE OF CONDUCT
行为守则
1. PURPOSE: [LICENSEE] is committed to using only manufacturers to strive to conduct business in a highly professional and ethical manner. This document outlines those commitments each facility makes in respect to its compliance with applicable law and tis personal practices and policies.
目的：[被许可人]承诺只使用了力争在一个高度专业和道德的方式开展业务的厂家。本文概述了这些各设施使得在尊重其遵守适用的法律和个人的做法和政策的承诺。
2. CHILD LABOR: The facility agrees not to use child labor in the manufacturing, or distribution of the Goods. The term “child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education; provided, however, in no event shall the Facility use any person below the age of (15) fifteen. The Facility also agrees to comply with all other Laws applicable to employees, regardless of the age of an employee.
童工：该中心同意不使用童工在制造，或货物配送。 “童工”是指一个人年龄低于当地法定最低就业年龄或年龄在完成义务教育; 提供的，但是，在任何情况下，基金使用任何人（15）15岁以下。该基金还同意遵守适用于所有员工的其他法律，不论雇员的年龄。
3. FORCED LABOR: The Facility agrees to employ only persons whose presence is voluntary. The Facility agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.
强迫劳动：该基金同意只雇用人员，其存在是自愿的。该基金同意不使用任何强迫或非自愿劳动，无论是监狱，保税，契约或其他方面。
4. ABUSE OF LABOR: The Facility agrees to treat each employee with dignity and respect and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.
滥用劳动：该基金同意把每个员工的尊严和尊重，不使用体罚，暴力威胁或其他形式的身体，性，心理或言语上的骚扰或虐待。
5. NON-DISCRIMINATION: The Facility agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.
不歧视：该基金同意不会在雇佣和招聘活动，包括工资，福利，晋升，纪律，终止或退休种族，宗教，年龄，国籍，社会或民族，性取向，性别的基础上歧视，政治观点或残疾。
6. ASSOCIATION: The Facility agrees to follow employees to organize and bargain collectively without penalty or interference in accordance with local Laws.
关联关系：该基金同意遵守雇员组织和集体谈判不受处罚或干预按照当地的法律。
7. WAGES, DENEFITS AND WORKING HOURS: The facility recognizes that wages are essential to meeting employee’s basic needs. The Facility agrees to comply, at a minimum, with all applicable wages and hour Laws, including minimum wage, overtime hours, maximum hours, piece rates and other elements of compensation and shall provide legally mandated benefits.
工资，福利和工作时间：该厂认识到，工资是必要的，以满足员工的基本需求。该基金同意遵守，至少，所有适用的工资和工时的法律，包括最低工资，加班，最长工时，计件工资和补偿等内容，并应提供法定福利。

8. HEALTH AND SAFETY: The Facility agrees to provide employees with a safe and healthy workplace environment in accordance with all applicable Laws, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fine safety and adequate lighting and ventilation. The Facility also agrees to ensure that the same standards of health and safety are applied to any housing it provides for employees.
健康和安全：该基金同意为员工提供一个安全和健康的工作环境符合所有适用法律，确保在最低限度，合理获得饮用水和卫生设施，精美的安全性和足够的照明和通风。该基金也同意，以确保健康和安全的相同标准适用于它提供了雇员的住房
9. COMPLIANCE: The Facility agrees to take appropriate steps to ensure that the provisions of the COC are communicated to its employees, including by prominent posting a copy of this COC in the local language on one or more bulletin boards in places readily accessible to employees at all times.
合规性：本基金同意采取适当措施，以确保奥委会的规定传达给员工，其中包括由著名张贴在当地语言的一个或多个电子公告板的名额该行为准则的副本容易获得员工的所有次。
10. ENVIRONMENT: Business partners should share our concern for the environment and adhere to their local and national laws regarding the protection and preservation of the environment.
环境：业务合作伙伴应该分享我们对环境的关注，并坚持对环境的保护和维护当地和国家法律。
11. LEGAL REQUIREMENTS: Business partners should be in compliance with all legal requirements involved in conducting the business.
法律要求：业务合作伙伴应符合参与开展业务的所有法律要求。
12. Our Business Partners are required to provide full access to their facilities and those of their manufacturers, vendors and subcontractors, and to release records relating to employment practices. We may conduct on-site inspections of facilities to monitor the standards and assure the quality of our products.
我们的业务合作伙伴必须提供完全访问他们的设备和那些他们的制造商，供应商和分包商，并发布有关用工行为记录。我们可以进行现场视察设施，以监控标准，确保了产品的质量。
Please report Violations Anonymously by emailing to: mark@levelbrands.com

EXHIBIT D
Approved Royalty Report Form

●
Example Royalty Reports are set forth on the Brand Partner Resource link, upon your signature a password will be provided

EXHIBIT E

REQUIRED INSURANCE CERTIFICATE

Under Description of Operations state the following:

“Certificate Holder I|M1, LLC, I|M1 Holdings, LLC, Level Brands, Inc., Encore Endeavor 1, LLC, EE1 Holdings, LLC, Tommy Meharey, Kathy Ireland, kathy ireland Worldwide, Inc., kathy ireland LLC, The Sterling/Winters Company, and their partners, owners, subsidiaries, affiliates, directors, officers, managers and employees are named additional insured with regards to liability arising out of operations of the named insured.”

The Certificate Holder should be listed as:

I|M1, LLC
4521 Sharon Road, Ste. 450
Charlotte, NC 28211

Send copies of Certificate to:

Mitchka Lyonnais
mlyonnais@mmibi.com
Momentous Insurance Brokerage, Inc.

Mark Elliott
mark@levelbrands.com
I|M1, LLC

EXHIBIT F

Millennium Development Goals

1. We must eradicate extreme poverty and hunger!

2. Achieve universal primary education.

3. Promote gender equality and empower women.

4. Reduce child mortality.

5. Improve maternal health.

6. Combat HIV/AIDS, Malaria, and other diseases.

7. Ensure environmental sustainability.

8. Build global partnerships for development.

9. Bring opportunities of financial stability and healthcare to American Veterans and their families.

10. Stop Human Trafficking.

- END OF CONTRACT-